UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2014

Commercial Vehicle Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio		43054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 614-289-5360

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2014, Commercial Vehicle Group, Inc. (the “Company”) announced that Kevin Frailey, President of Global Construction, Agriculture & Military business, is leaving the Company effective October 31, 2014 (the “Separation Date”). The Company announced that a search is underway to find a permanent replacement for that role. In the interim period, Richard P. Lavin, the President & CEO of the Company will assume responsibility for the Global Construction, Agriculture & Military business, with no additional compensation for Mr. Lavin.

On October 10, 2014, the Company entered into a separation agreement (the “Separation Agreement”) with Mr. Frailey. The Separation Agreement provides, among other things, that (i) the Company will pay Mr. Frailey six (6) months of severance after the Separation Date through payroll continuation, in an amount not to exceed $159,570, and (ii) through the Separation Date, Mr. Frailey will continue to receive other benefits that he currently receives as an employee, including the scheduled vesting of equity awards. Additionally, the Separation Agreement provides that any unvested equity awards outstanding after the Separation Date will be forfeited.

In the Separation Agreement, Mr. Frailey agreed to non-disparagement covenants regarding the Company and its representatives, and confidentiality, noncompetition and non-solicitation covenants. In the Separation Agreement, Mr. Frailey released and waived any and all claims against the Company and its representatives which may exist or may arise up to and including the date of the Separation Agreement, including claims that arise out of his employment or relationship with the Company or any of its representatives and the cessation of his employment, except for the enforcement of the Separation Agreement.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement, dated as of October 10, 2014, between the Company and Kevin Frailey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

October 10, 2014	By:	/s/ Brent A. Walters
Name: Brent A. Walters
Title: SVP, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement, dated as of October 10, 2014, between the Company and Kevin Frailey.